Exhibit 10.11

English translation

For reference only

Counter-Guarantee Agreement (Maximum Amount Guarantee)

No.

Guarantor:	Changzhou Hengtai Investment Bonding Co., Ltd. (‘Party A’)
Address:	Room 303, Bldg. 18, Hengshan Road, New North District, Changzhou
Legal Representative:	Tang Zhengming
Handled By:	Gao Ruilin
Telephone:	5068669
Fax:	5068669

Counter-Guarantor:	(‘Party B’)
Address:
Legal Representative:
Telephone:

WHEREAS the guarantor is scheduled to sign a Guarantee Contract (the “Guarantee Contract”) with the New North District Sub-Branch, Changzhou Branch, Agricultural Bank of China (the “Principal Creditor”) for the Loan Contract executed from                      to                      between Changzhou Trina Solar Energy Co., Ltd. and the Principal Creditor, pursuant to which the Guarantor undertakes to provide a guarantee for Changzhou Trina Solar Energy Co., Ltd. (the “Borrower”) on the loan under the Loan Contract which the Borrower is scheduled to sign with the Principal Creditor.

Upon request by the Guarantor and the Borrower, the Counter-Guarantor hereby agrees and undertakes to provide, as a counter-guarantor and on voluntary basis, a counter-guarantee for the Guarantor. The Counter-Guarantor hereby signs with the Guarantor a counter-guarantee contract where the Guarantor is the sole beneficiary on an unconditional, irrevocable and jointly liable basis.

Article I	Representations and Undertakings by Counter-Guarantor

I. 1	The Counter-Guarantor has the principal qualification to be a Guarantor under the laws of the People’s Republic of China; he is qualified and able to provide a guarantee for the Guarantor;

I. 2	The Counter-Guarantor has sufficient ability to undertake the guarantee obligations, and will not minimize or exempt the guarantee obligation because of any instruction, change of financial situation, or an agreement signed with any third party;

I. 3	The Counter-Guarantor is fully aware of the purpose of the loan the Borrower intends; the provision of this counter-guarantee for the Borrower under the Loan Contract is completely voluntary; and it is the true will of the Counter-Guarantor to execute this counter-guarantee contract;

I. 4	The Counter-Guarantor is well aware of the scope of business, credit status, financial and asset status of the Guarantor, and has a full knowledge of the Guarantee Agreement, Loan Contract, Guarantee Contract and the relevant supplementary provisions to these contracts;

I. 5	The Counter-Guarantor agrees to undertake the joint guarantee liabilities with all the assets he possesses;

I. 6	The Counter-Guarantor has obtained consent from the Board of Directors or the Shareholders’ meeting of the Counter-Guarantor’s company, with the resolution signed by the Board of Director or the Shareholders’ meeting, before signing this Contract. If the Counter-Guarantor has breached the Articles of Association of his company and other internal regulations to sign this Contract, he shall undertake the ensuing responsibilities. The Counter-Guarantor shall continue to undertake his obligations under this Contract.

Article II	Type and Amount of the Creditor’s Right under Counter-Guarantee

II. 1	The Creditor’s right guaranteed under this Counter-guarantee Contract is an amount of less than which the Lender loans to the borrower under the Loan Contract. The actual amount shall be based upon that agreed in the Loan Contract;

Article III	Form of Guarantee

III. 1	The counter-guarantee under this Contract is a guarantee with a joint liability. The Counter-Guarantor undertakes the joint liability for the loan principal, interest, compound interest, penalty interest, default penalty, damages, expenses in the enforcement of Creditor’s right, and all other expenses incurred when the Guarantor repays the above-said items for the Borrower;

III. 2	In case the Counter-Guarantor has undertaken full-amount guarantee and there are other counter-guarantors, all the Counter-Guarantors shall jointly undertake the said liabilities.

Article IV	Scope of Guarantee

IV. 1	The guarantee under this counter-guarantee contract covers the following items under the Loan Contract: all the expenses for the enforcement of the Creditor’s right (including but not limited to litigation costs, arbitration costs, property preservation fees, travel expenses, execution fees, appraisal charges, auction expenses and attorney’s charges), the loan principal, interest, penalty interest, compound interest, default penalty, damages; and the other expenses incurred when the Guarantor repays the above-said items for the Borrower (including but not limited to litigation costs, arbitration costs, property preservation fees, travel expenses, execution fees, appraisal charges, auction expenses and attorney’s charges).

Article V	Term of Guarantee

V. 1	The term of guarantee under this counter-guarantee is two years beginning from the next date after the Guarantor repays the Lender the loan amount, interest and other related expenses for the Borrower.

Article VI	Rights and Obligations of Counter-Guarantor

VI. 1	The Counter-Guarantor agrees and undertakes that, if the Borrower fails to repay the Lender timely the loan principal, interest and other related fees, after the Guarantor has repaid the principal, interest and other related fees to the Lender for the Borrower, the Counter-Guarantor shall unconditionally pay in full amount to the Guarantor the above-said principal, interest, penalty interest, compound interest, default penalty, damages, expenses for enforcement of the Creditor’s right and other fees in five days. The Counter-Guarantor shall not raise any objection, and the said fees shall be regarded as the amount that the Counter-Guarantor owes the Guarantor;

VI. 2	The Counter-Guarantor shall provide the relevant materials as requested by the Guarantor and undertake that the materials provided are authentic and lawful;

VI. 3	The Counter-Guarantor shall be inspected by the Guarantor on his qualification to provide a guarantee every half a year, and shall be monitored and inspected regularly by the same on his operation, business status and financial status. The Counter-Guarantor shall provide assistance to the Guarantor in regard to such inspections;

VI. 4	The Counter-Guarantor shall sign a call latter or other call documents sent by the Guarantor and mail a receipt in three days upon receipt. Should the Counter-Guarantor not reply, the said mail or documents shall be regarded as having been accepted;

VI. 5	The Counter-Guarantor shall give a written notice to the Guarantor if any of the following occurs:

VI. 5.1	A change in the corporate structure, scope of principal business, Board of directors and/or senior management, an amendment to the Articles of Association or an adjustment in the internal corporate structure of the Counter-Guarantor;

VI. 5.2	A serious act of violation against discipline, an act against law or a compensation case in which the Counter-Guarantor or the major responsible persons of the Counter-Guarantor are involved;

VI. 5.3	The Counter-Guarantor experiences a serious difficulty in business or deterioration of financial affairs;

VI. 5.4	Any of the following that happens to the Counter-Guarantor: dissolution of business operation, being involved in a major litigation or arbitration, or that the People’s Court has accepted an application for bankruptcy with the Counter-Guarantor as the intended bankrupt;

VI. 5.5	Any other circumstances that may affect the financial status and the ability of the Counter-Guarantor to repay the debt;

VI. 6	The Counter-Guarantor shall give the Guarantor a written notice before any of the following occurs and shall provide truthfully the relevant materials. The Counter-Guarantor may proceed to perform the following only if the Guarantor thinks that, after his inspection, such circumstances will not affect the enforcement of the Creditor’s right under this Contract and thus gives his consent.

VI. 6.1	Practicing contracting, leasing, joint venture or custody;

VI. 6.2	Resorting to incorporation reform, merger, acquisition or divestiture;

VI. 6.3	Reduction of registered capital, change in constituency or restructuring,

system reform, transfer of property rights or shareholding, major change in property rights or shareholding, or transfer of assets, Creditor’s rights or indebtedness as practiced in any form by the Borrower;

VI. 6.4	Cessation of business, dissolution of business, transfer of equity, liquidation or conclusion of business;

VI. 6.5	Transfer of the rights and obligations under this Contract;

VI. 6.6	Other matters that require a written consent by the Guarantor;

VI. 7	This Contract shall not be affected or invalidated by any amendment, supplement or deletion to the Guarantee Contract or Loan Contract;

VI. 8	If, within the term of this Contract, the Lender or the Guarantor transfers the principal Creditor’s right to a third party, the Counter-Guarantor shall continue to bear the guarantee obligations in the original scope of guarantee;

VI. 9	If there occurs a change in scope of Principal Creditor (namely, the change of the Lender) after the execution of this Contract by the Guarantor and the Counter-Guarantor, the latter shall continue to bear the guarantee obligations within the original scope of guarantee;

VI. 10	If, within the term of this Contract, the Counter-Guarantor intends to provide a guarantee in any form to a third party, he shall obtain a written consent from the Guarantor;

VI. 11	The guarantee under this Contract is a continuous obligation and responsibility of the Counter-Guarantor which shall not be affected by any dispute, compensation claims or legal proceedings, nor changed by the bankruptcy, insolvency, loss of corporate status, amendment to Articles of Association, any other essential alteration, or transfer of indebtedness to a third party on the part of the Borrower.

Article VII	Event of Default

VII. 1

If the Counter-Guarantor violates Article I ‘Representations and Undertakings by Counter-Guarantor’ and provides false representations and declaration, resulting in the invalidity of this Contract, any other consequences and subsequent damages to the Guarantor, the Counter-Guarantor shall undertake all the repayment obligations. The Counter-Guarantor shall compensate the Guarantor for all the loan principal, interest, compound interest, penalty interest, default penalty, expenses involved in the enforcement of the Creditor’s right (including but not limited to travel expenses and attorney’s fees), and all the other expenses payable (including but not limited to travel expenses and attorney’s fee as specified in the Loan Contract);

VII. 2	If the Counter-Guarantor does not fully perform the repayment obligation as agreed in this Contract, he shall pay the Guarantor a default penalty amounting to 0.05% of the overdue amount for each day delayed;

VII. 3	If the Counter-Guarantor has caused this Contract to invalidate due to his fault, he shall undertake all the repayment obligations. The Counter-Guarantor shall pay the Guarantor all the loan principal, interest, compound interest, default penalty, damages, expenses involved in the enforcement of the Creditor’s rights and all the other expenses payable. The said fault resulting in the invalidity of the Contract includes but is not limited to:

VII. 3.1	a circumstance where the Counter-Guarantor lacks the principal qualification to be a Guarantor or is not legally permitted to provide guarantee;

VII. 3.2	a circumstance where a Board Director or manager of the Counter-Guarantor has violated the provisions specified in Article 60 of the ‘Company Law of the People’s Republic of China, and provided guarantee for a third party;

VII. 3.3	any other circumstances where the fault by the Counter-Guarantor has caused the invalidity of this Contract;

VII. 4	If the Counter-Guarantor violates the provisions specified in Article VI. 6 of this Contract, the Guarantor shall have the right to take necessary measures (including but not limited to legal actions) to stop the Counter-Guarantor from performing such acts.

Article VIII	Commencement, Change, Discharge and Termination of Contract

VIII. 1	This Contract comes into effect upon the signature and seal by the Counter-Guarantor and the legal representative of the Guarantor, until the Borrower has repaid all the loan principal, interest, compound interest, penalty interest, default penalty, damages, expenses involved in the enforcement of the Creditor’s right and other expenses, including guarantee fee, delay charge, overdue payment and other fees. This Contract terminates on the day when the Counter-Guarantor has fulfilled all the obligations under this Contract;

VIII. 2	This Contract is independent of the Guarantee Contract and the Loan Contract, and will not be invalidated by the invalidity of the Loan Contract or the Guarantee Contract. If the Loan Contract or the Guarantee Contract is invalid, the Counter-Guarantor shall continue to perform the obligations specified under this Contract.

VIII. 3	This Contract shall not be discharged.

Article IX	Dispute Resolution

IX. 1	This Contract is governed by the laws and regulations of the People’s Republic of China, which shall form the basis for interpretation of the said Contract;

IX. 2	Any dispute arising from or related to this Contract shall be resolved through negotiation. If such an effort fails, legal action shall be sought at the People’s Court of a jurisdiction which covers the location of the Guarantor.

Article X	Text of Contract

X. 1	This Contract reflects the true will of the Guarantor and the Counter-Guarantor. The Contract shall be binding to the two parties starting from the date of commencement of this Contract;

X. 2	This Contract shall be made in two counterparts. Each of the Guarantor and the Counter-Guarantor shall hold one counterpart. Both counterparts shall be legally effective, and they shall become effective after they are signed and chopped with the Parties’ corporate seals by the respective legal representatives.

Guarantor (Seal): Changzhou Hengtai Investment Bonding Co., Ltd.
(Seal)
Legal Representative (Signature):	Tang Zhengming	(Seal)

Counter-Guarantor (Seal):
(Seal)
Legal Representative (Signature):	Gao Jifan	(Seal)

Date Signed:

Schedule

No.	Date of Agreement	Guarantor	Maximum Amount	Term
1	December 7, 2005	Changzhou Tianhe Investment Co., Ltd.	US$3.4 million	December 7, 2005 to December 7, 2006
2	May 17, 2006	Changzhou Tianhe Investment Co., Ltd.	RMB90.0 million	December 7, 2005 to December 7, 2006
3	May 12, 2006	Mr. Jifan Gao and Ms. Chunyan Wu	RMB90.0 million	—